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FOR IMMEDIATE RELEASE

Contact:

    Harvey Aman, President and Chief Operation Officer
    Super 8 Motel Developers, Inc.
    (605) 229-8899

SUPER 8 MOTEL DEVELOPERS, INC. EXTENDS
OFFER TO PURCHASE WORLD SERVICES, INC. COMMON STOCK
TO DECEMBER 11, 2001

October 29, 2001

    Aberdeen, South Dakota. On October 3, 2001, Super 8 Motel Developers, Inc., commenced a tender offer to purchase all outstanding shares of common stock of World Services, Inc., at a price of $0.85 per share, net to the seller in cash, without interest thereon on the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2001, and in the related Letter of Transmittal. The offer, originally scheduled to expire on October 31, 2001, has been extended until December 11, 2001. Tendered shares may be withdrawn at any time until December 11, 2001, or any extended expiration date. All other terms and conditions of the Offer to Purchase remain in effect.

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SUPER 8 MOTEL DEVELOPERS, INC. EXTENDS OFFER TO PURCHASE WORLD SERVICES, INC. COMMON STOCK TO DECEMBER 11, 2001